Exhibit 99.1

Archaea Energy Inc. Reports Results for the Three and Nine
Months Ended September 30, 2022

November 10, 2022

HOUSTON--(BUSINESS WIRE)-- Archaea Energy Inc. (“Archaea,” “the Company,” or “we”) (NYSE: LFG), one of the largest producers of renewable natural gas (“RNG”) in the U.S., today announced financial and operating results for the three and nine months ended September 30, 2022.

FINANCIAL HIGHLIGHTS

●	Revenue of $105.0 million and net equity investment income of $2.9 million for the three months ended September 30, 2022 and revenue of $239.1 million and net equity investment income of $7.1 million for the nine months ended September 30, 2022.

●	Net loss[1] of $24.2 million for the three months ended September 30, 2022 and $24.8 million for the nine months ended September 30, 2022.

●	Net loss per Class A Common Share (basic) of $0.18 for the three months ended September 30, 2022 and $0.15 for the nine months ended September 30, 2022.

●	Produced and sold 2.42 million MMBtu of RNG for the three months ended September 30, 2022 and 6.00 million MMBtu of RNG for the nine months ended September 30, 2022.[2]

●	Produced and sold 260 thousand MWh of electricity for the three months ended September 30, 2022 and 584 thousand MWh of electricity for the nine months ended September 30, 2022.[2]

PENDING MERGER

In October, the Company announced that it has agreed to be acquired by bp (NYSE: BP) for $26 per share in cash, or a total enterprise value of approximately $4.1 billion, including approximately $800 million of net debt. Subject to regulatory approvals and Archaea shareholder approval, the parties are targeting closing the transaction (“the Merger”) by the end of 2022. In light of the transaction, the Company will not be hosting an earnings conference call or webcast to discuss its financial results and the Company will not be providing guidance for the fourth quarter or fiscal year 2022.

SUMMARY AND REVIEW OF FINANCIAL RESULTS

The following results for the three months and nine months ended September 30, 2022 are presented on a consolidated basis.

($ in thousands)	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Revenue	$104,993	$239,109
Equity Investment Income, Net	2,945	7,067
Net Loss[1]	(24,235)	(24,783)

RNG Production Sold[2] (MMBtu)	2,418,057	5,995,854
Electricity Production Sold[2] (MWh)	259,960	584,346

RNG production sold for the three months and nine months ended September 30, 2022 was positively impacted by incremental production from the Assai and Soares RNG facilities which were completed in December 2021 and January 2022, respectively, and increased uptime, methane recovery, and RNG production from certain plant optimization initiatives. RNG production sold for the nine months ended September 30, 2022 was also negatively impacted by downtime at certain facilities related to winter weather and maintenance activities during the first quarter.

Electricity production sold for the three months and nine months ended September 30, 2022 was positively impacted by efficiency improvements across the Company’s asset portfolio and incremental production from the INGENCO3 power assets after the acquisition closed in July 2022. Electricity production sold for the nine months ended September 30, 2022 was also negatively impacted by winter seasonality in the first quarter.

Revenues for the three months and nine months ended September 30, 2022 were positively impacted by RNG production from Assai, incremental electricity production from the INGENCO power assets, and strong market pricing of Environmental Attributes4, natural gas, and electricity.

Net loss for the three months and nine months ended September 30, 2022 was primarily driven by increased general and administrative expense, higher cost of energy due to higher gas costs, electric utility costs, and employee costs, as well as higher royalties due to higher energy revenues, partially offset by strong market pricing of Environmental Attributes, natural gas, and electricity. Expenses for the three months ended September 30, 2022 included $10.7 million for non-recurring legal and professional fees and other non-recurring costs primarily associated with the Merger, the formation of Lightning Renewables, LLC, and the acquisition of INGENCO. Net loss for the three months ended September 30, 2022 was also driven by losses from changes in fair value of warrant derivatives, and net loss for the nine months ended September 30, 2022 was also partially offset by gains from changes in fair value of warrant derivatives.

ACCOUNTING TREATMENT OF LIGHTNING RENEWABLES, LLC

The Company has determined that Lightning Renewables, LLC is a variable interest entity (“VIE”) and the Company is the primary beneficiary; therefore, the Company consolidates Lightning Renewables, LLC. The ownership interests of Lighting Renewables, LLC not owned by the Company are reflected as nonredeemable noncontrolling interests.

LIQUIDITY AND CAPITAL INVESTMENTS

As of September 30, 2022, Archaea had cash and cash equivalents of $299.5 million including cash of $191.4 million of the Lightning Renewables, LLC VIE, restricted cash of $19.2 million, and $278.9 million of available borrowing capacity under the revolving credit facility after taking into consideration outstanding letters of credit.

Capital Investments

Total cash used in investing activities was $366.3 million for the three months ended September 30, 2022. Archaea spent $98.0 million on development activities and $267.5 million, net of cash acquired, primarily related to the acquisition of INGENCO and other landfill gas right assets. Development activities in the three months ended September 30, 2022 were related to supply chain purchases, deposits on long-lead equipment and subcomponents, and construction and optimization across the Company’s various plants and projects in development. The Company also made contributions to equity method investments totaling $2.8 million and received return of investment in equity method investments of $2.1 million.

Total cash used in investing activities was $499.9 million for the nine months ended September 30, 2022. Archaea spent $225.9 million on development activities and $274.6 million, net of cash acquired, primarily related to the acquisition of INGENCO and other landfill gas right assets. Development activities in the nine months ended September 30, 2022 were related to supply chain purchases, deposits on long-lead equipment and subcomponents, and construction and optimization across the Company’s various plants and projects in development. The Company also made contributions to equity method investments totaling $10.8 million and received return of investment in equity method investments of $9.5 million.

1. Unless otherwise specified, net income (loss) as shown herein is before net income (loss) attributable to both nonredeemable and redeemable noncontrolling interest. For information regarding net income (loss) attributable to Class A Common Stock, please see the Consolidated Statements of Operations included in this release.

2. Volumes produced and sold include production from the Company’s wholly-owned facilities and its proportionate share of production from its equity method investment facilities.

3. NextGen Power Holdings LLC and its subsidiaries.

4. Environmental Attributes refer to federal, state, and local government incentives in the United States, provided in the form of RINs, Renewable Energy Credits, Lower Carbon Fuel Standard credits, renewable thermal certificates, rebates, tax credits, and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

ABOUT ARCHAEA

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Additional information is available at www.archaeaenergy.com.

FORWARD-LOOKING STATEMENTS

This release contains certain statements that may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Archaea, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) the risk that the pending merger may not be completed in a timely manner or at all, which may adversely affect Archaea’s business and the price of Archaea’s Class A Common Stock; (b) the failure to satisfy any of the conditions to the consummation of the pending merger, including the receipt of certain regulatory approvals and stockholder approval; (c) the occurrence of any event, change, or other circumstance or condition that could give rise to the termination of the merger agreement; and (d) other risks and uncertainties described in Archaea’s Annual Report on Form 10-K for the year ended December 31, 2021, including those under “Risk Factors” therein, Archaea’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and other documents filed or to be filed by Archaea with the Securities and Exchange Commission.

Forward-looking statements should not be relied upon as representing Archaea’s views as of any subsequent date. Archaea does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

(Financial Tables and Supplementary Information Follow)

ARCHAEA ENERGY INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except shares and per share	2022	2021	2022	2021
Revenues and Other Income
Energy revenue	$98,377	$10,916	$222,528	$13,975
Other revenue	3,894	865	8,322	4,588
Amortization of intangibles and below-market contracts	2,722	205	8,259	205
Total Revenues and Other Income	$104,993	$11,986	$239,109	$18,768
Equity Investment Income, Net	2,945	879	7,067	879
Cost of Sales
Cost of energy	63,253	9,478	138,531	12,625
Cost of other revenues	3,109	615	7,049	2,976
Depreciation, amortization and	16,972	3,142	43,191	4,077
Total Cost of Sales	83,334	13,235	188,771	19,678
General and administrative expenses	30,478	11,889	75,714	22,933
Operating Income (Loss)	(5,874)	(12,259)	(18,309)	(22,964)
Other Income (Expense)
Interest expense, net	(10,575)	(1,586)	(16,941)	(1,606)
Gain (loss) on warrants and derivative contracts	(7,605)	(10,413)	10,575	(10,413)
Other income (expense)	(124)	81	78	377
Total Other Income (Expense)	(18,304)	(11,918)	(6,288)	(11,642)
Income (Loss) Before Income	(24,178)	(24,177)	(24,597)	(34,606)
Income tax expense	57	—	186	—
Net Income (Loss)	(24,235)	(24,177)	(24,783)	(34,606)
Net income (loss) attributable to nonredeemable noncontrolling interests	(2,020)	(335)	(2,020)	(589)
Net income (loss) attributable to Legacy Archaea	—	(8,569)	—	(18,744)
Net income (loss) attributable to redeemable noncontrolling interests	(7,224)	(8,262)	(11,295)	(8,262)
Net Income (Loss) Attributable to Class A Common Stock	$(14,991)	$(7,011)	$(11,468)	$(7,011)
Net income (loss) per Class A common share:
Basic (1)	$(0.18)	$(0.13)	$(0.15)	$(0.13)
Diluted (1)	$(0.18)	$(0.13)	$(0.18)	$(0.13)
Weighted average shares of Class A Common Stock outstanding:
Basic (1)	81,044,814	52,847,195	76,034,987	52,847,195
Diluted (1)	81,044,814	52,847,195	78,542,786	52,847,195

(1)	Class A Common Stock is outstanding beginning September 15, 2021 due to the reverse recapitalization transaction described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

ARCHAEA ENERGY INC.

Consolidated Balance Sheets (Unaudited)

(in thousands, except shares and per share data)	September 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents ($191,404 related to VIE)	$299,467	$77,860
Restricted cash	19,225	15,206
Accounts receivable, net ($40 related to VIE)	47,255	37,010
Inventory	19,084	9,164
Prepaid expenses and other current assets ($105 related to VIE)	34,956	21,225
Total Current Assets	419,987	160,465
Property, plant and equipment, net ($103,359 related to VIE)	596,112	350,583
Intangible assets, net ($217,117 related to VIE)	999,787	638,471
Goodwill	47,833	29,211
Equity method investments	260,111	262,738
Operating lease right-of-use assets	6,639	—
Other non-current assets	16,573	9,721
Total Assets	$2,347,042	$1,451,189
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable - trade ($21,186 related to VIE)	$31,777	$11,096
Current portion of long-term debt, net	24,120	11,378
Current portion of operating lease liabilities	1,239	—
Accrued and other current liabilities ($632 related to VIE)	93,694	46,279
Total Current Liabilities	150,830	68,753
Long-term debt, net	887,824	331,396
Derivative liabilities	53,349	67,424
Below-market contracts	132,626	142,630
Asset retirement obligations	9,656	4,677
Long-term operating lease liabilities	5,657	—
Other long-term liabilities	2,553	5,316
Total Liabilities	1,242,495	620,196
Commitments and Contingencies
Redeemable Noncontrolling Interests	703,339	993,301
Equity
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 900,000,000 shares authorized; 81,592,637 shares issued and outstanding as of September 30, 2022 and 65,122,200 shares issued and outstanding as of December 31, 2021	8	7
Class B Common Stock, $0.0001 par value; 190,000,000 shares authorized; 39,052,668 shares issued and outstanding as of September 30, 2022 and 54,338,114 shares issued and outstanding as of December 31, 2021	4	5
Additional paid in capital	304,296	—
Accumulated deficit	(173,788)	(162,320)
Total Stockholders’ Equity	130,520	(162,308)
Nonredeemable noncontrolling interests	270,688	—
Total Equity	401,208	(162,308)
Total Liabilities, Redeemable Noncontrolling Interests and Equity	$2,347,042	$1,451,189

Parenthetical references reflect amounts as of September 30, 2022 for the Lightning Renewables, LLC VIE.

ARCHAEA CONTACTS

Megan Light

mlight@archaea.energy

346-439-7589

Blake Schreiber

bschreiber@archaea.energy

346-440-1627